Exhibit 99.1

QDM International Inc. Reports Financial Results for Fiscal Year 2026

HONG KONG, June 30, 2026 (GLOBE NEWSWIRE) -- QDM International Inc. (the “Company”)(OTCQB: QDMI), a Florida holding company with operations primarily conducted through its indirectly wholly-owned subsidiary, Hong Kong YeeTah Insurance Broker Limited (“YeeTah”), today announced its financial results for the fiscal year ended March 31, 2026.

Operational and Financial Highlights for Fiscal Year 2026

Revenue from insurance brokerage services increased by approximately $12.8 million, or 179.2%, for the fiscal year ended March 31, 2026, as compared to the same period of 2025. Revenue from referral business increased by approximately $319,000, or 25.5% for the fiscal year ended March 31, 2026, as compared to the fiscal year ended March 31, 2025.

Net income for the fiscal year ended March 31, 2026 increased by approximately $2.7 million, or 56.22%, as compared to the same period of 2025.

Basic earnings per share for the fiscal year ended March 31, 2026 was $0.88, compared to basic earnings per share of $0.56 in the fiscal year 2025.

Operational and Financial Highlights for Fourth Quarter of Fiscal Year 2026

Revenue for the fourth quarter ended March 31, 2026 increased by approximately $4,301,065, or 88.85%, as compared to the same period of 2025.

Net income for the fourth quarter ended March 31, 2026 increased by approximately $2,012,898, or 63.53%, as compared to the same period of 2025.

Basic earnings per share for the fourth quarter ended March 31, 2026 was $0.60, compared to basic earnings per share of $0.37 for the same period of 2025.

Huihe Zheng, Chairman, CEO, and President of the Company said: “In fiscal year 2026, the Company witnessed comprehensive performance growth: the revenue from its core insurance brokerage business surged by nearly 180%, and the net profit achieved a significant leap. Thanks to its extremely robust balance sheet, ample cash reserves, and a mature operating platform established over many years in Hong Kong, the Company has achieved sustainable profitability despite regulatory adjustments. This impressive achievement is primarily attributed to the excellent execution capabilities of our efficient team and the precise implementation of various forward-looking strategic plans. The current robust growth is firmly based on channel expansion and well-maintained customer relationships, demonstrating a stable development trajectory. Looking ahead, we will continue to deepen our cultivation and meticulous efforts in the Hong Kong market, and plan to actively explore the enhancement of AI technology through strategic mergers and acquisitions, seize long-term structural opportunities in the insurance sector, and continuously create compound value for shareholders.”

Results of Operations for Fiscal Year 2026

Revenue from insurance brokerage services increased by approximately $12.8 million, or 179.2%, for the fiscal year ended March 31, 2026 as compared to the same period of 2025. The increase was mainly due to: (i) the expansion of the Company’s collaboration with existing insurance partners during the fiscal year ended March 31, 2026; (ii) the addition of new insurance partners; (iii) an increase in the number of insurance policies that generated commissions for us; and (iv) an increase in commission rates. Revenue from referral business increased by approximately $319,000, or 25.5% for the fiscal year ended March 31, 2026, as compared to the fiscal year ended March 31, 2025. The increase was mainly due to the Company’s new cooperation with insurance brokerage agents.

Cost of sales increased by approximately $8.9 million, or 836.5%, for the fiscal year ended March 31, 2026 as compared to the same period of 2025. The increase was primarily due to higher referral fees paid to align with the market conditions and maintain competitiveness and sales performance.

Gross profit margin decreased by approximately 33.7% for the fiscal year ended March 31, 2026 as compared to the same period of 2025, which was in line with the significant increase in cost of sales.

General and administrative expenses increased by approximately $949,000, or 67.2%, for the fiscal year ended March 31, 2026 as compared to the same period of 2025. The change is primarily due to hiring of more employees, increases in employee salaries, increased travelling and transportation expenses, and the payment of a cash bonus to the Company’s Chief Executive Officer.

Current income tax expenses increased by approximately $642,000, or 59.1%, for the fiscal year ended March 31, 2026 as compared to the same period of 2025. The change is primarily due to increase in profits in the fiscal year ended March 31, 2026.

Net income for the fiscal year ended March 31, 2026 increased by approximately $2.7 million, or 56.22%, as compared to the same period of 2025.

Basic earnings per share in the fiscal year 2026 was $0.88, compared to basic earnings per share of $0.56 in the fiscal year 2025.

Result of Operations for Fourth Quarter of Fiscal Year 2026

Revenue for the fourth quarter ended March 31, 2026 increased by approximately $4,301,065, or 88.85%, as compared to the fourth quarter of 2025. The increase was mainly due to: (i) an increase in the number of insurance policies that generated commissions for us, and (ii) increase in the referral business revenue due to the Company’s new cooperation with insurance brokerage agents.

Cost of sales increased by approximately $1,661,359, or 299.95%, for the fourth quarter ended March 31, 2026 as compared to the same period of 2025. The cost increase was primarily driven by revenue growth with costs rising proportionally; meanwhile, higher referral fee expenditures versus the same period in 2025 resulted from the Company’s upward adjustment of such commission rates within compliance requirements to adapt to changing market conditions and maintain corporate competitiveness and sales performance.

Gross profit margin increased by approximately 14.72% for the fourth quarter ended March 31, 2026 as compared to the same period of 2025, such margin change was driven by cost adjustments, which offset the impact of the substantial surge in total revenue.

General and administrative expenses increased by approximately $118,084, or 27.03%, for the fourth quarter ended March 31, 2026 as compared to the same period of 2025. The change is primarily attributable to higher employee compensation, as well as increases in office expenses and intermediary fees.

Current income tax expenses increased by approximately $508,524, or 74.74%, for the fourth quarter ended March 31, 2026 as compared to the same period of 2025. The change is primarily due to an increase in profits in the fourth quarter ended March 31, 2026.

Net income for the fourth quarter ended March 31, 2026 increased by approximately $2,012,898, or 63.53%, as compared to the same period of 2025.

Basic earnings per share for the fourth quarter ended December 31, 2026 was $0.60, compared to basic earnings per share of $0.37 for the fourth quarter ended December 31, 2025.

Financial Condition

Cash and cash equivalents were $10.33 million as of March 31, 2026, compared to $8.56 million as of March 31, 2025.

About QDM International Inc.

QDM International Inc. (OTCQB: QDMI) is a holding company that conducts its insurance brokerage business in Hong Kong through its wholly owned subsidiary, YeeTah. YeeTah is an independent, licensed insurance broker offering approximately 629 insurance products, including life, medical, auto, property, liability, and homeowner coverage, through partnerships with 24 insurance companies as of March 31, 2026. YeeTah is also licensed as a Mandatory Provident Fund (“MPF”) intermediary, providing customers with account-opening and related services under Hong Kong’s MPF and Occupational Retirement Schemes Ordinance (“ORSO”). We presently serve only Hong Kong residents and mainland visitors; MPF and ORSO services are solely for Hong Kong residents. The Company generates revenue primarily through commissions paid by insurance companies. For more information, please visit https://www.qdmi.net.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company bases these forward-looking statements on its expectations and projections about future events, which the Company derives from the information currently available to it. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: the Company’s ability to attract and retain customers, including mainland Chinese visitors to Hong Kong; its ability to maintain and expand relationships with insurance company partners and obtain favorable commission rates; changes in laws, regulations, or regulatory guidance in Hong Kong, including those issued by the Insurance Authority, that could impact the Company’s business or commission structures; the impact of political, economic, and social conditions in Hong Kong and mainland China; the Company’s ability to recruit and retain qualified sales professionals and key management personnel; the competitive environment of the insurance brokerage industry in Hong Kong; and the Company’s ability to complete a proposed public offering and listing on a national securities exchange. These and other factors may cause the Company’s actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The Company is not obligated to update or revise any forward-looking statement publicly, whether as a result of new information, future events, uncertainties, or assumptions, except as required by applicable law. The forward-looking events discussed in this press release may not occur, and actual events and results may differ materially and are subject to risks, uncertainties, and assumptions about the Company. For a more detailed discussion of risk factors, please refer to the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Registration Statement on Form S-1.

Investor Relations Contact

Investor Relation Office

Tel: 852 8491 2508

Email: ir@qdmi.com

QDM INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2026 AND 2025

	March 31, 2026	March 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$10,328,590	$8,557,305
Accounts receivable, net of credit loss allowance of $nil and $nil	2,897,114	1,702,217
Prepaid expenses and deposits	4,057,519	144,768
Total current assets	17,283,223	10,404,290

Right of use assets – operating lease	73,003	185,662
Long-term prepaid expenses and deposits	86,316	86,316
Property and equipment, net	899	33,030

Total assets	$17,443,441	$10,709,298

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable & accrued liabilities	$82,224	$286,074
Operating lease liabilities - current	40,703	115,125
Income tax payable	915,215	1,395,418

Total current liabilities	1,038,142	1,796,617

Operating lease liabilities – non current	30,680	71,383
Total liabilities	1,068,822	1,868,000

Temporary equity:
Redeemable Series B preferred stock, $0.0001 par value, 30,000,000 shares authorized, 6,013,500 and 6,013,500 issued and outstanding as of March 31, 2026 and March 31, 2025, respectively	812,851	—
Stockholders’ equity:
Series B preferred stock, $0.0001 par value, total 10,000,000 shares authorized, 6,013,500 and 6,013,500 issued and outstanding, classified as temporary equity and equity, as of March 31, 2026 and March 31, 2025, respectively	—	601
Series C preferred stock, $0.0001 par value, total 10,000,000 shares authorized, nil and 531,886 issued and outstanding as of March 31, 2026 and March 31, 2025, respectively	—	53
Common stock, $0.0001 par value, 700,000,000 shares authorized, 8,636,186 and 8,577,583 shares issued and outstanding as of March 31, 2026 and March 31, 2025, respectively	3,572	3,519
Treasury stock, 139 and 139 shares at cost	(60,395)	(60,395)
Additional paid-in capital	11,688,381	12,500,631
Retained earnings (accumulated deficit)	3,930,210	(3,603,111)
Total stockholders’ equity	15,561,768	8,841,298

Total liabilities, temporary equity and shareholders’ equity	$17,443,441	$10,709,298

*Retrospectively applied for effect of the 2025 Reverse Stock Split on September 19, 2025.

QDM INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE FISCAL YEARS ENDED MARCH 31, 2026 AND 2025

	For the Fiscal Years Ended March 31,
	2026	2025
Revenue	$21,475,746	$8,381,274
Cost of sales	9,964,867	1,064,039
Gross profit	11,510,879	7,317,235

Operating expenses
General & administrative expenses	$2,361,443	$1,411,945
Total operating expenses	2,361,443	1,411,945

Income from operations	9,149,436	5,905,290

Other (income) expense
Finance costs	(6,105)	(5,426)
Other income, net	118,025	9,849
Total other income	111,920	4,423

Income before income taxes	9,261,356	5,909,713

Current income tax expense	1,728,035	1,086,375

Net income	$7,533,321	$4,823,338

Total comprehensive income	$7,533,321	$4,823,338

Earnings per share of common stock:
Basic earnings per share	$0.88	$0.56
Diluted earnings per share	$0.88	$0.56

Weighted average basic & diluted shares outstanding:
Basic	8,608,245	8,577,583
Diluted	8,608,245	8,577,583

* Retrospectively applied for effect of the 2025 Reverse Stock Split on September 19, 2025.

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